Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the pro forma effects of the acquisition of Ansys by Synopsys along with effects of other related transactions described below.

Ansys Acquisition

On January 15, 2024, Synopsys, ALTA Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Synopsys (“Merger Sub”), and ANSYS, Inc. (“Ansys”), entered into an Agreement and Plan of Merger, as may be amended from time to time (the “merger agreement”), pursuant to which Synopsys agreed to acquire Ansys in a cash and stock transaction. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Ansys (the “merger”) with Ansys surviving the merger as a wholly owned subsidiary of Synopsys.

As a result of the merger, each share of Ansys common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive:

(a) $197.00 per share in cash, without interest (the “Per Share Cash Amount”), and

(b) 0.3450 shares of Synopsys common stock, $0.01 par value per share, plus cash in lieu of any fractional shares (the “Exchange Ratio”).

The Exchange Ratio is fixed and will not be adjusted for changes in the market price of either Synopsys common stock or Ansys common stock between the dates of signing of the merger agreement and completion of the merger. However, if the aggregate number of shares of Synopsys common stock to be issued in connection with the merger would exceed 19.9999% of the shares of Synopsys common stock issued and outstanding immediately prior to the successful completion of the merger (the “Maximum Share Number”), (a) the Exchange Ratio will be reduced to the minimum extent necessary such that the aggregate number of shares of Synopsys common stock to be issued in connection with the merger does not exceed the Maximum Share Number and (b) the Per Share Cash Amount will be correspondingly increased to offset such adjustment.

Upon closing, Ansys common stock, including treasury stock, will be cancelled and will cease to exist.

The merger is expected to close in the first half of 2025, subject to the receipt of required regulatory approvals and other customary closing conditions.

The merger will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”) under U.S. GAAP, with Synopsys as the accounting acquirer. Synopsys is expected to be the accounting acquirer primarily based on the transfer of cash consideration by Synopsys to the former economic interest holders of Ansys and the relative share ownership, voting rights, composition of the governing body, and the designation of certain senior management positions of the combined entity. Under this method of accounting, the purchase price of the merger will be allocated to the assets acquired and liabilities assumed based on their preliminary fair values at the closing date. The excess purchase price over the fair values of identifiable assets and liabilities will be recorded as goodwill.

Financing

In connection with the execution of the merger agreement, on January 15, 2024, Synopsys entered into a debt commitment letter (the “debt commitment letter”) with certain financial institutions that committed to provide, subject to the satisfaction of customary closing conditions for similar facilities, senior unsecured bridge term loans in an aggregate principal amount of up to $16.0 billion to be comprised of Bridge Tranche 1 and Bridge Tranche 2. On February 13, 2024, Synopsys reduced the commitments under the debt commitment letter to $11.7 billion by terminating the Bridge Tranche 2 commitments of $4.3 billion in connection with Synopsys’ entry into the term loan credit agreement as further described below. On October 3, 2024, Synopsys reduced the Bridge Tranche 1 commitments under the debt commitment letter to $10.6 billion following the sale of the Software Integrity Group (the “Software Integrity business”).

On February 13, 2024, Synopsys entered into a term loan credit agreement, which provides Synopsys with the ability to borrow up to $4.3 billion at the closing of the merger, subject to the satisfaction of customary closing conditions for similar facilities, for the purpose of financing a portion of the cash consideration to be paid in the merger and paying related fees and expenses in connection with the merger and the other transactions contemplated by the merger agreement.

On February 13, 2024, Synopsys entered into a Sixth Amendment, which amended and restated Synopsys’ revolving credit facility, dated as of December 14, 2022. The revolving credit facility provides an unsecured $850.0 million committed multicurrency revolving loan facility and an unsecured uncommitted incremental revolving loan facility of up to $150.0 million. The maturity date of the revolving credit facility is December 14, 2027, which may be extended at Synopsys’ option.

Based on the available cash on hand as of January 31, 2025, Synopsys does not anticipate, and the unaudited pro forma condensed financial information does not assume, borrowing under the revolving credit facility upon closing of the merger.

The unaudited pro forma condensed combined financial information assumes that Synopsys raised debt capital in an amount of $10.0 billion with a blended interest rate of 5.4% per annum (the “debt financing”). Such amount is assumed sufficient to fund the merger, together with cash on hand and borrowing under the term loan credit agreement, after giving effect to other transactions assumed to have occurred on such date. The pro forma assumes that pursuant to the debt financing and borrowing under the term loan credit agreement, the Tranche 1 commitments of $10.6 billion under the debt commitment letter will be reduced in its entirety. Synopsys has not issued any senior notes, or drawn down on the term loan credit agreement and any financing related to the merger may be different from the amount assumed for purposes of the pro forma combined statements.

The unaudited pro forma condensed combined financial information assumes the cash portion of the merger consideration will be funded through a combination of cash on hand of Synopsys as on January 31, 2025, and borrowings under the term loan credit agreement and the debt financing. The total borrowings of up to $14.3 billion under the under the term loan credit agreement and the debt financing will be used to (a) pay the cash consideration for the merger, and (b) pay the merger costs.

The unaudited pro forma condensed combined financial information assumes completion of the Divestiture of Optical Solutions Group (the “Optical Solutions Divestiture”), at the same time as the merger and assumes that the proceeds of the Optical Solutions Divestiture will be used to repay $0.6 billion of borrowing under the term loan credit agreement at such time. As described below, the Optical Solutions Divestiture is expected to be completed after the merger, and Synopsys anticipates using additional cash on hand (from available cash or from the debt financing and borrowing under the term loan credit agreement) to fund the merger.

The unaudited pro forma condensed combined financial information includes assumed debt issuance costs related to the debt financing as adjustments to net proceeds and interest expense on borrowings. The write off of unamortized deferred issuance costs related to the reduction of the Bridge Tranche 1 commitments under the debt commitment letter is included in the unaudited pro forma condensed combined balance sheet as an adjustment to other long-term assets and retained earnings. Refer to Note 7 for details.

These assumptions and expectations are subject to change, and the debt issuance costs to be incurred and related interest expense could vary significantly from what is assumed in the unaudited pro forma condensed combined financial information. Other factors that are subject to change include, but are not limited to, the timing of borrowings, the amount of cash on hand at the time of the closing and inputs to interest rate determination on debt instruments issued.

Optical Solutions Divestiture

As a condition to obtain regulatory approval of the merger in certain jurisdictions, Synopsys is required to divest its Optical Solutions Group. On September 3, 2024, Synopsys entered into a definitive agreement to sell the Optical Solutions Group to Keysight Technologies, Inc. for gross proceeds of $583.8 million. The Optical Solutions Divestiture is subject to customary closing conditions, including review by regulatory authorities, and the successful closing of the merger.

The unaudited pro forma condensed combined financial information gives effect to the Optical Solutions Divestiture, as further discussed in Note 8.

Other considerations

Historically, Synopsys’ fiscal year ended on the Saturday nearest to October 31 and consisted of 52 weeks, with the exception that approximately every five years, Synopsys had a 53-week year. When a 53-week year occurred, Synopsys included the additional week in the first quarter to realign fiscal quarters with calendar quarters. Fiscal 2024 was a 53-week year ending on November 2, 2024. During fiscal 2024, Synopsys’ Board of Directors approved a change in the fiscal year end from Saturday closest to October 31 of each year to October 31 of each year. The fiscal year change became effective beginning in fiscal year 2025, which began on November 3, 2024. Synopsys’ fiscal quarters end on January 31, April 30 and July 31 of each year. For presentation purposes, the unaudited pro forma financial information and accompanying notes refer to the closest calendar month end for all periods presented.

The unaudited pro forma condensed combined balance sheet as of January 31, 2025 is prepared using Synopsys’ unaudited condensed consolidated balance sheet as of January 31, 2025 and Ansys’ audited consolidated balance sheet as of December 31, 2024, respectively, giving effect to (i) the merger, borrowings under the term loan credit agreement, debt financing, and the Optical Solutions Divestiture as if they had been completed on January 31, 2025 and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of income for the three months ended January 31, 2025 is prepared using Synopsys’ unaudited condensed consolidated statements of income for the three months ended January 31, 2025 and Ansys’ unaudited condensed consolidated statements of income for the three months ended December 31, 2024, which is derived by subtracting the unaudited condensed consolidated statements of income for the nine months ended September 30, 2024 from the audited consolidated statements of income for the year ended December 31, 2024, as permitted under Rule 11-02 of Regulation S-X. The unaudited pro forma condensed combined statements of income give effect to (i) the merger, borrowings under the term loan credit agreement, debt financing, and the Optical Solutions Divestiture as if it had been completed on November 1, 2023 and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

As the difference between Synopsys’ and Ansys’ fiscal year-end dates is less than one fiscal quarter, the unaudited pro forma condensed combined statements of income for the year ended October 31, 2024 is prepared using Synopsys’ audited consolidated statement of income for the year ended October 31, 2024 and Ansys’ unaudited condensed consolidated statement of income for the twelve months ended September 30, 2024, which is derived by subtracting the unaudited condensed consolidated statements of income for the nine months ended September 30, 2023 from audited consolidated statements of income for the year ended December 31, 2023 and adding the unaudited condensed consolidated statements of income for the nine months ended September 30, 2024, as permitted under Rule 11-02 of Regulation S-X.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;
•
the separate historical audited consolidated financial statements of Synopsys as of and for the year ended October 31, 2024, included in Synopsys’ Annual Report on Form 10-K filed with the SEC on December 19, 2024, and incorporated by reference in this registration statement;

•
the separate historical unaudited condensed consolidated financial statements of Synopsys as of and for the three months ended January 31, 2025, included in Synopsys’ Quarterly Report on Form 10-Q filed with the SEC on February 26, 2025, and incorporated by reference in this registration statement;

•
the separate historical audited consolidated financial statements of Ansys as of and for the year ended December 31, 2024, included in Ansys’ Annual Report on Form 10-K filed with the SEC on February 19, 2025, and incorporated by reference in this registration statement;

•
the separate historical unaudited condensed consolidated financial statements of Ansys as of and for the nine months ended September 30, 2024, included in Ansys’ Quarterly Report on Form 10-Q filed with the SEC on November 6, 2024, and incorporated by reference in this registration statement.

•
the separate historical audited consolidated financial statements of Ansys as of and for the year ended December 31, 2023, included in Ansys’ Annual Report on Form 10-K filed with the SEC on February 21, 2024, and incorporated by reference in this registration statement.

•
the separate historical unaudited condensed consolidated financial statements of Ansys as of and for the nine months ended September 30, 2023, included in Ansys’ Quarterly Report on Form 10-Q filed with the SEC on November 1, 2023, and incorporated by reference in this registration statement.

The unaudited pro forma condensed combined financial information should also be read together with the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Synopsys and Ansys, respectively, included in the periodic reports incorporated by reference in this registration statement.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not indicative of the operating results that would have occurred if the merger, borrowings under the term loan credit agreement, debt financing and the Optical Solutions Divestiture had been completed as of the dates set forth above, nor is it indicative of the future results of Synopsys following the merger.

In determining the preliminary estimate of fair values of assets acquired and liabilities assumed of Ansys in connection with the acquisition, Synopsys used publicly available benchmarking information along with other relevant assumptions, including market participant assumptions. The purchase price allocation relating to the merger is preliminary and subject to change, as additional information becomes available and as additional analyses are performed. There can be no assurance that the final valuations will not result in material changes to this preliminary purchase price allocation. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the merger or of any integration costs. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Synopsys following the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
AS OF JANUARY 31, 2025
(dollars in thousands)
As of January 31, 2025		As of December 31, 2024
SYNOPSYS, INC. (Historical)		ANSYS, INC. (Historical)	Reclassification and Accounting Policy Adjustments		Merger Adjustments		Financing Adjustments		Divestiture Adjustments		Pro Forma Combined

ASSETS
Current assets
Cash and cash equivalents	3,653,880	1,446,743	-		(17,279,267)	5a	14,236,265	7a	583,762	8a	986,434
			-		(129,691)	5b	(573,700)	7b	(10,062)	8b
			-		(185,816)	5c	-		-
			-		(755,111)	5i	-		-
			-		(569)	5k	-		-
Short-term investments	155,489	50,774	-		-		-		-		206,263
Accounts receivable, net	892,647	1,022,850	(214,915)	3a	(123,257)	5f	-		(7,916)	8a	1,825,013
			255,604	3f	-		-		-
Inventories	415,199	-	-		-		-		(257)	8a	414,942
Prepaid and other current assets	1,206,401	-	214,915	3a	(8,352)	5f	-		(2,593)	8a	1,472,940
			62,569	3e	-		-		-
Other receivables and current assets	-	311,126	(62,569)	3e	-		-		-		-
			(248,557)	3f	-		-		-
Total current assets	6,323,616	2,831,493	7,047		(18,482,063)		13,662,565		562,934		4,905,592
Property and equipment, net	546,406	89,646	-		17,458	5d	-		(338)	8a	653,172
Operating lease right-of-use assets, net	545,867	105,122	-		(5,380)	5m	-		-		645,609
Goodwill	3,433,369	3,778,128	-		(3,778,128)	5j	-		(24,858)	8a	24,541,647
			-		21,133,136	5e	-		-
Intangible assets, net	180,950	716,244	-		11,863,756	5g	-		(237)	8a	12,760,713
Deferred income taxes	1,393,044	222,465	-		-		7,302	7d	-		1,622,811
Other long-term assets	617,837	308,333	-		-		(9,195)	7a	-		887,005
			-		-		(29,970)	7c	-
Total assets	13,041,089	8,051,431	7,047		10,748,779		13,630,702		537,501		46,016,549
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	938,679	-	412,689	3b	(13,490)	5b	-		(548)	8a	1,302,789
			-		(27,326)	5c	-		(4,882)	8b
			-		(111)	5i	-		-
			-		(2,222)	5f	-		-
Accounts payable	-	27,062	(27,062)	3b	-		-		-		-
Accrued bonuses and commissions	-	189,521	(189,521)	3b	-		-		-		-
Accrued income taxes	-	15,105	(15,105)	3b	-		-		-		-
Other accrued expenses and liabilities	-	204,969	(181,001)	3b	-		-		-		-
			(24,487)	3c	-		-		-
			519	3f	-		-		-
Operating lease liabilities	99,310	-	24,487	3c	-		-		-		123,797

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
AS OF JANUARY 31, 2025 (dollars in thousands)
As of January 31, 2025		As of December 31, 2024
SYNOPSYS, INC. (Historical)		ANSYS, INC. (Historical)	Reclassification and Accounting Policy Adjustments		Merger Adjustments		Financing Adjustments		Divestiture Adjustments		Pro Forma Combined
Deferred revenue	1,320,605	504,527	(7,355)	3f	(12,636)	5f	-		(7,576)	8a	1,797,565
Current portion of long-term debt	-	-	-		-		573,700	7a	-		-
			-		-		(573,700)	7b	-
Total current liabilities	2,358,594	941,184	(6,836)		(55,785)		-		(13,006)		3,224,151
Deferred income taxes	-	55,863	-		2,660,990	5l	-		105,726	8a	2,821,268
			-		-		-		(1,210)	8b
			-		-		-		(101)	8c
Long-term operating lease liabilities	551,507	86,936	-		-		-		-		638,443
Long-term deferred revenue	316,178	-	31,778	3d	-		-		(830)	8a	361,009
			13,883	3f	-		-		-
Long-term debt	14,220	754,208	-		792	5h	13,653,370	7a	-		13,668,875
			-		(755,000)	5i	1,285	7b	-
Other long-term liabilities	495,689	126,800	(31,778)	3d	(44,542)	5f	-		-		546,169
Total liabilities	3,736,188	1,964,991	7,047		1,806,455		13,654,655		90,579		21,259,915
Stockholders’ equity:
Preferred stock, $ 0.01 par value	-	-	-		-		-		-		-
Common stock, $ 0.01 par value	1,547	953	-		303	5a	-		-		1,850
			-		(953)	5j	-		-
Capital in excess of par value	1,127,181	1,790,688	-		15,145,230	5a	-		432	8c	16,273,481
			-		(1,790,688)	5j	-		-
			-		638	5k	-		-
Retained earnings	9,278,950	5,859,034	-		(116,200)	5b	(1,285)	7b	450,791	8a	9,584,080
			-		(5,859,034)	5j	(29,970)	7c	(3,970)	8b
			-		(1,207)	5k	7,302	7d	(331)	8c
Treasury stock, at cost	(860,967)	(1,416,655)	-		1,416,655	5j	-		-		(860,967)
Accumulated other comprehensive income (loss)	(241,919)	(147,580)	-		147,580	5j	-		-		(241,919)
Total Synopsys stockholders’ equity	9,304,792	6,086,440	-		8,942,324		(23,953)		446,922		24,756,525
Non-controlling interest	109	-	-		-		-		-		109
Total stockholders’ equity	9,304,901	6,086,440	-		8,942,324		(23,953)		446,922		24,756,634
Total liabilities and stockholders’ equity	13,041,089	8,051,431	7,047		10,748,779		13,630,702		537,501		46,016,549

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED JANUARY 31, 2025
(dollars in thousands, except per unit and per share data)
	For the three months ended January 31, 2025	For the three months ended December 31, 2024
	SYNOPSYS, INC. (Historical)	ANSYS, INC. (Historical)	Reclassification and Accounting Policy Adjustments		Merger Adjustments		Financing Adjustments		Divestiture Adjustments		Pro Forma Combined
Revenue:
Time-based products	828,238	-	-		-		-		(1)	8d	828,237
Upfront products	368,124	-	543,415	3g	(2,930)	6h	-		(16,954)	8d	891,655
Software licenses	-	543,415	(543,415)	3g	-		-		-		-
Maintenance and service	258,953	338,759	-		(3,325)	6h	-		(4,529)	8d	589,858
Total revenue	1,455,315	882,174	-		(6,255)		-		(21,484)		2,309,750
Cost of revenue:
Products	168,842	-	12,947	3h	4	6b	-		(938)	8d	179,971
			-		(884)	6h	-		-
Software licenses	-	12,947	(12,947)	3h	-		-		-		-
Maintenance and service	92,537	37,940	-		(247)	6b	-		(1,664)	8d	128,883
			-		341	6c	-		-
			-		(24)	6f	-		-
Amortization of acquired intangible assets	8,596	21,801	-		160,730	6a	-		(79)	8d	191,048
Total cost of revenue	269,975	72,688	-		159,920		-		(2,681)		499,902
Gross margin	1,185,340	809,486	-		(166,175)		-		(18,803)		1,809,848
Operating expenses:
Research and development	553,216	134,259	-		(1,030)	6b	-		(5,167)	8d	682,957
			-		2,303	6c	-		-
			-		(592)	6h	-		-
			-		(32)	6f	-		-
Sales and marketing	209,199	-	243,426	3i	(964)	6b	-		(3,846)	8d	450,810
			-		3,094	6c	-		-
			-		(99)	6f	-		-
General and administrative	167,086	-	70,583	3i	(415)	6b	-		(5,962)	8d	232,323
			-		1,117	6c	-		-
			-		(86)	6f	-		-
Selling, general and administrative	-	314,009	(314,009)	3i	-		-		-		-
Amortization of acquired intangible assets	4,000	5,623	-		159,565	6a	-		-		169,188
Total operating expenses	933,501	453,891	-		162,861		-		(14,975)		1,535,278
Operating income	251,839	355,595	-		(329,036)		-		(3,828)		274,570
Interest expense	-	(10,924)	(10,683)	3l	10,924	6d	(188,158)	7e	-		(198,841)
Interest income	-	14,636	(14,636)	3j	-		-		-		-
Other income (expense), net	-	(14)	14	3k	-		-		-		-
Interest and other income (expense), net	39,278	-	14,636	3j	-		(37,483)	7f	-		27,100	7f
			(14)	3k	-		-		-

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED JANUARY 31, 2025 (dollars in thousands, except per unit and per share data)
	For the three months ended January 31, 2025	For the three months ended December 31, 2024
	SYNOPSYS, INC. (Historical)	ANSYS, INC. (Historical)	Reclassification and Accounting Policy Adjustments		Merger Adjustments		Financing Adjustments		Divestiture Adjustments		Pro Forma Combined
			10,683	3l	-		-		-
Income from continuing operations before income taxes	291,117	359,293	-		(318,112)		(225,641)		(3,828)		102,829
Provision (benefit) for income taxes	(6,294)	76,605	-		(65,078)	6e	(46,160)	6e	(783)	8h	(41,710)
Net income from continuing operations	297,411	282,688	-		(253,034)		(179,481)		(3,045)		144,539
Net income from continuing operations attributed to non-controlling interest and redeemable non-controlling interest	1,728	-	-		-		-		-		1,728
Net income from continuing operations attributed to Synopsys	295,683	282,688	-		(253,034)		(179,481)		(3,045)		142,811
Net income from continuing operations per share attributed to Synopsys:	-	-	-		-		-		-		-
Basic	$ 1.91	-	-		-		-		-		$ 0.77	9
Diluted	$ 1.89	-	-		-		-		-		$ 0.76	9
Shares used in computing per share amounts:
Basic	154,408	-	-		-		-		-		184,670
Diluted	156,189	-	-		-		-		-		187,529

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
FOR THE YEAR ENDED OCTOBER 31, 2024
(dollars in thousands, except per unit and per share data)
	For the year ended October 31, 2024	For the twelve months ended September 30, 2024
	SYNOPSYS, INC. (Historical)	ANSYS, INC. (Historical)	Reclassification and Accounting Policy Adjustments		Merger Adjustments		Financing Adjustments		Divestiture Adjustments		Pro Forma Combined
Revenue:
Time-based products	3,224,299	-	-		-		-		-		3,224,299
Upfront products	1,802,222	-	1,222,778	3g	(45,952)	6h	-		(64,411)	8d	2,914,637
Software licenses	-	1,222,778	(1,222,778)	3g	-		-		-		-
Maintenance and service	1,100,915	1,244,965	-		(10,474)	6h	-		(17,344)	8d	2,318,062
Total revenue	6,127,436	2,467,743	-		(56,426)		-		(81,755)		8,456,998
Cost of revenue:
Products	770,238	-	43,329	3h	(5)	6b	-		(2,865)	8d	798,389
			-		(12,308)	6h	-		-
Software licenses	-	43,329	(43,329)	3h	-		-		-		-
Maintenance and service	367,055	146,506	-		(793)	6b	-		(6,108)	8d	510,400
			-		2,880	6c	-		874	8f
			-		(96)	6f	-		82	8g
Amortization of acquired intangible assets	107,996	87,345	-		642,780	6a	-		(316)	8d	837,805
Total cost of revenue	1,245,289	277,180	-		632,458		-		(8,333)		2,146,594
Gross margin	4,882,147	2,190,563	-		(688,884)		-		(73,422)		6,310,404
Operating expenses:
Research and development	2,082,360	520,043	-		(3,165)	6b	-		(18,514)	8d	2,601,981
			-		18,996	6c	-		2,734	8f
			-		(389)	6h	-		267	8g
			-		(351)	6f	-		-
Sales and marketing	859,342	-	692,167	3i	(2,758)	6b	-		(14,395)	8d	1,559,194
			-		23,573	6c	-		1,572	8f
			-		(390)	6f	-		83	8g
General and administrative	568,496	-	259,021	3i	(1,246)	6b	-		(10,861)	8d	939,429
			-		7,946	6c	-		-
			-		(127)	6f	-		-
			-		116,200	6g	-		-
Selling, general and administrative	-	951,188	(951,188)	3i	-		-		-		-
Amortization of acquired intangible assets	16,238	24,039	-		636,710	6a	-		-		676,987
Total operating expenses	3,526,436	1,495,270	-		794,999		-		(39,114)		5,777,591
Operating income	1,355,711	695,293	-		(1,483,883)		-		(34,308)		532,813
Interest expense	-	(49,476)	(35,161)	3l	49,476	6d	(783,517)	7e	-		(818,678)
Interest income	-	43,694	(43,694)	3j	-		-		-		-
Other income (expense), net	-	(5,994)	5,994	3k	-		-		-		-
Interest and other income (expense), net	158,147	-	43,694	3j	-		(78,600)	7f	580,819	8e	733,227	7f

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
FOR THE YEAR ENDED OCTOBER 31, 2024 (dollars in thousands, except per unit and per share data)

	For the year ended October 31, 2024	For the twelve months ended September 30, 2024
	SYNOPSYS, INC. (Historical)	ANSYS, INC. (Historical)	Reclassification and Accounting Policy Adjustments		Merger Adjustments		Financing Adjustments		Divestiture Adjustments		Pro Forma Combined
			(5,994)	3k	-		-		-
			35,161	3l	-		-		-
Income from continuing operations before income taxes	1,513,858	683,517	-		(1,434,407)		(862,117)		546,511		447,362
Provision (benefit) for income taxes	99,718	115,751	-		(371,764)	6e	(223,440)	6e	141,642	8h	(238,093)
Net income from continuing operations	1,414,140	567,766	-		(1,062,643)		(638,677)		404,869		685,455
Net loss from continuing operations attributed to non-controlling interest and redeemable non-controlling interest	(27,570)	-	-		-		-		-		(27,570)
Net income from continuing operations attributed to Synopsys	1,441,710	567,766	-		(1,062,643)		(638,677)		404,869		713,025
Net income from continuing operations per share attributed to Synopsys:	-	-	-		-		-		-		-
Basic	$ 9.41	-	-		-		-		-		$ 3.89	9
Diluted	$ 9.25	-	-		-		-		-		$ 3.81	9
Shares used in computing per share amounts:
Basic	153,138	-	-		-		-		-		183,400
Diluted	155,944	-	-		-		-		-		186,918

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The historical information of Synopsys and Ansys is presented in accordance with accounting principles generally accepted in the United States of America.

The unaudited pro forma condensed combined balance sheet as of January 31, 2025 is prepared using Synopsys’ unaudited condensed consolidated balance sheet as of January 31, 2025 and Ansys’ audited consolidated balance sheet as of December 31, 2024, respectively, giving effect to (i) the merger, borrowings under the term loan credit agreement, debt financing, and the Optical Solutions Divestiture as if they had been completed on January 31, 2025 and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of income for the three months ended January 31, 2025 is prepared using Synopsys’ unaudited condensed consolidated statements of income for the three months ended January 31, 2025 and Ansys’ unaudited condensed consolidated statements of income for the three months ended December 31, 2024, which is derived by subtracting the unaudited condensed consolidated statements of income for the nine months ended September 30, 2024 from the audited consolidated statements of income for the year ended December 31, 2024, as permitted under Rule 11-02 of Regulation S-X. The unaudited pro forma condensed combined statements of income give effect to (i) the merger, borrowings under the term loan credit agreement, debt financing, and the Optical Solutions Divestiture as if it had been completed on November 1, 2023 and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

As the difference between Synopsys’ and Ansys’ fiscal year-end dates is less than one fiscal quarter, the unaudited pro forma condensed combined statements of income for the year ended October 31, 2024 is prepared using Synopsys’ audited consolidated statement of income for the year ended October 31, 2024 and Ansys’ unaudited condensed consolidated statement of income for the twelve months ended September 30, 2024, which is derived by subtracting the unaudited condensed consolidated statements of income for the nine months ended September 30, 2023 from audited consolidated statements of income for the year ended December 31, 2023 and adding the unaudited condensed consolidated statements of income for the nine months ended September 30, 2024, as permitted under Rule 11-02 of Regulation S-X.

The unaudited pro forma condensed combined financial information is prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, with Synopsys treated as the accounting acquirer for the merger.

The unaudited pro forma condensed combined financial information is prepared based on the expectation that Ansys shareholders will hold approximately 16.5% of the issued and outstanding shares of the combined company immediately following the completion of the merger. The merger agreement also provides for Synopsys’ assumption of certain outstanding Ansys options and other unvested Ansys equity awards held by continuing Ansys employees. If the stock consideration to be issued by Synopsys in connection with the merger exceeds 19.9999% of the shares of Synopsys common stock issued and outstanding immediately prior to the effective time, the Exchange Ratio will be reduced to the minimum extent necessary such that the aggregate number of shares of Synopsys common stock to be issued in connection with the merger does not exceed the Maximum Share Number and the Per Share Cash Amount will be correspondingly increased to offset such adjustment.

On September 30, 2024, Synopsys completed the sale of its Software Integrity business. The operating results of the Software Integrity business were presented as discontinued operations in Synopsys’ audited consolidated financial statements as of and for the year ended October 31, 2024, included in Synopsys’ Annual Report on Form 10-K filed with the SEC on December 19, 2024, and incorporated by reference in this registration statement. The unaudited pro forma condensed combined statements of income for the year ended October 31, 2024 are only presented through continuing operations, and therefore exclude the income from discontinued operations related to the Software Integrity business.

The unaudited pro forma condensed combined financial information gives effect to the Optical Solutions Divestiture, as further discussed in Note 8.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and may not be indicative of the operating results that would have occurred if the merger, borrowings under the term loan credit agreement, debt financing, and the Optical Solutions Divestiture conditioned on the closing of the merger, had been completed as of the dates set forth above, nor is it indicative of the future results of Synopsys following the merger. In determining the preliminary estimate of fair values of assets acquired and liabilities assumed of Ansys, Synopsys used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The pro forma purchase price allocation relating to the merger is preliminary and subject to change, as additional information becomes available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to this pro forma preliminary purchase price allocation. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the merger or of any integration costs. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Synopsys following the merger.

Note 2. Significant Accounting Policies

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set out in Synopsys’ audited financial statements as of and for the year ended October 31, 2024. For presentation purposes, the unaudited pro forma condensed combined financial information and accompanying notes refer to the closest calendar month end. Upon completion of the merger, management will perform a comprehensive review of the accounting policies between the two entities. Management has not made any adjustments to the pro forma condensed combined financial information related to any potential policy differences other than the adjustments described in Note 3 below. Upon completion of the merger and management’s comprehensive review, management may identify differences in accounting policies between the two entities which, when conformed, could have a material impact on the consolidated financial statements of Synopsys following the merger.

Note 3. Reclassifications and Accounting Policy Adjustments

Certain reclassifications and accounting policy adjustments are reflected in the pro forma adjustments to conform Ansys’ presentation to Synopsys’ in the unaudited pro forma condensed combined balance sheet and statement of income. In addition, other reclassification adjustments to disaggregate certain financial statement line items are made to Synopsys historical financial information. These reclassifications have no effect on previously reported shareholders’ equity, or income from continuing operations of Synopsys or Ansys. The pro forma financial information may not reflect all reclassifications necessary to conform Ansys’ presentation to that of Synopsys due to limitations on the availability of information as of the date of this registration statement. Additional accounting policy differences and reclassification adjustments may be identified as more information becomes available.

The reclassifications and accounting policy adjustments are as follows:

(a) Represents the adjustment to align Ansys’ methodology with Synopsys’ methodology with respect to when the company has an unconditional right to invoice a customer and correspondingly recognize contract assets.

(b) Represents the reclassification of accounts payable, accrued bonuses and commissions, accrued income taxes, and other accrued expenses and liabilities to accounts payable and accrued liabilities.

(c) Represents the reclassification of current portion of operating lease liabilities from other accrued expenses and liabilities to operating lease liabilities.

(d) Represents the reclassification of non-current portion of deferred revenue from other long-term liabilities to long-term deferred revenue.

(e) Represents the reclassification of remaining balance of other receivables and current assets to prepaid and other current assets. The balance reclassified relates to income taxes receivable, including overpayments and refunds, and prepaid expenses and other current assets.

(f) Represents the reclassification of Ansys other receivables and current assets to accounts receivable, net to conform with Synopsys’ presentation. This adjustment also includes grossing up/netting of accounts receivable against current and long-term deferred revenues to conform with Synopsys’ presentation.

(g) Represents the reclassification of revenue from software licenses presented by Ansys to revenue from upfront products to align presentation with Synopsys.

(h) Represents the reclassification of cost of revenue related to software licenses to cost of revenue related to products.

(i) Represents the reclassification of selling, general and administrative expense to sales and marketing expense and general and administrative expense.

(j) Represents the reclassification of Ansys interest income to interest and other income (expense), net to conform with Synopsys’ presentation.

(k) Represents the reclassification of Ansys other income (expense), net to interest and other income (expense), net to conform with Synopsys’ presentation.

(l) Represents the reclassification of Synopsys interest expense from interest and other income (expense), net to interest expense for purposes of the pro forma financial information presentation.

Note 4. Calculation of Merger Consideration and Preliminary Purchase Price Allocation

The unaudited pro forma condensed combined financial information reflects the acquisition of Ansys for an estimated preliminary merger consideration of $32.4 billion. The fair value of the merger consideration expected to be transferred on the closing date includes the value of the estimated cash consideration; the estimated fair value of approximately 30.3 million shares of Synopsys common stock to be transferred, calculated by using the price per share of Synopsys common stock as of February 20, 2025; and the estimated fair value of assumed Ansys equity awards attributable to pre-combination services. The unaudited pro forma condensed combined financial information do not include equity awards that will, in the ordinary course, either vest and settle and/or be granted between the effective date of this presentation and closing of the merger. The calculation of estimated merger consideration is as follows:

Consideration Transferred
(in thousands)
Estimated cash consideration (1)	$ 17,279,267
Estimated fair value of Synopsys common stock to be issued (2)	14,947,708
Estimated fair value of assumed Ansys equity awards attributable to pre-combination services (3)	197,825
Total estimated merger consideration	$ 32,424,800
Total cash consideration	17,279,267
Total equity consideration	15,145,533
Total estimated merger consideration	$ 32,424,800

(1) Represents the estimated cash consideration to be paid, consisting of approximately (i) $17.3 billion calculated as a product of 87.7 million outstanding shares of Ansys common stock and cash consideration of $197.00 per share and (ii) approximately $1.0 million to settle all Ansys specified RSUs that are granted to non-employee directors representing amounts attributable to pre-combination services.

(2) Represents the estimated fair value of approximately 30.3 million shares of Synopsys common stock estimated to be issued, calculated using the per share price of Synopsys common stock as of February 20, 2025. The fair value of Synopsys common stock to be issued consists of approximately (i) $14.9 billion for the shares of Ansys common stock and (ii) approximately $0.8 million associated with Ansys’ specified RSUs that are granted to non-employee directors representing amounts attributable to pre-combination services. As outlined in the merger agreement, each share of Ansys common stock to be settled at closing will be exchanged for 0.3450 shares of Synopsys common stock.

(3) Represents the estimated fair value of Ansys options and Ansys RSUs (other than specified RSUs) attributable to pre-combination services. As outlined in the merger agreement, each outstanding Ansys option and Ansys RSUs (other than specified RSUs) will be assumed by Synopsys and converted into a number of stock options and RSUs denominated in shares of Synopsys common stock. Synopsys estimates that approximately 0.1 million of Synopsys options with an estimated fair value of $27.2 million will be issued in connection with the merger, with $25.2 million attributed to pre-combination services. The fair value of Ansys’ equity awards after their conversion into Synopsys equity awards attributable to post-combination service will be recognized as expense over the post-combination service period. Synopsys also estimates that approximately 1.6 million of Synopsys RSUs with an estimated fair value of $779.2 million will be issued in connection with the merger, with $172.6 million attributed to pre-combination services.

The actual value of Synopsys common stock to be issued will depend on the per share price of Synopsys common stock at the closing date of the merger, and therefore, the actual merger consideration will fluctuate with the market price of Synopsys common stock until the merger is completed. The following table shows the effect of changes in Synopsys’ stock price and the resulting impact on the estimated merger consideration and estimated goodwill:

Change in Stock Price	Stock Price	Estimated Merger Consideration	Estimated Goodwill
(in thousands, except stock price)
Increase of 10%	$ 543.37	$ 33,939,351	$ 22,647,685
Decrease of 10%	$ 444.57	$ 30,910,245	$ 19,618,579

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, Ansys’ identifiable assets acquired, and liabilities assumed by Synopsys will be recorded at the acquisition date fair values. The excess purchase price over the fair value of identifiable assets and liabilities is recorded as goodwill. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and are prepared to illustrate the estimated effect of the merger. The final determination of the purchase price allocation will be completed as soon as practicable after the completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial information. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated merger consideration to Ansys’ identifiable tangible and intangible assets expected to be acquired and liabilities expected to be assumed by Synopsys, as if the merger has been completed on January 31, 2025, based on the audited consolidated balance sheet of Ansys as of December 31, 2024, adjusted for the reclassifications and accounting policy adjustments as discussed in Note 3, with the excess recorded as goodwill:

(in thousands)
Cash and cash equivalents	$ 505,816
Short-term investments	50,774
Accounts receivable, net	940,282
Prepaid and other current assets	269,132
Property and equipment, net	107,104
Operating lease right-of-use assets, net	99,742
Intangible assets, net	12,580,000
Other long-term assets	308,333
Deferred income taxes	222,465
Total assets	15,083,648
Accounts payable and accrued liabilities	383,031
Operating lease liabilities	24,487
Deferred revenue	484,536
Long-term operating lease liabilities	86,936
Long-term deferred revenue	45,661
Deferred income taxes	2,716,853
Other long-term liabilities	50,480
Total liabilities	3,791,984
Net assets acquired (a)	11,291,664
Estimated purchase consideration (b)	32,424,800
Estimated goodwill (b) - (a)	$ 21,133,136

Goodwill represents the excess of the preliminary estimated merger consideration over the estimated fair value of the underlying net assets acquired. Goodwill will not be amortized but instead will be reviewed for impairment annually on the first day of the fourth fiscal quarter, or more frequently if facts and circumstances warrant a review. Goodwill is attributable to the assembled workforce of Ansys, planned growth in new markets, and synergies expected to be achieved from the combined operations of Synopsys and Ansys. Goodwill recognized in the merger is not expected to be deductible for tax purposes.

Note 5. Merger Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(a) Represents the total merger consideration of $32.4 billion, consisting of (i) cash consideration comprising $17.3 billion, and (ii) equity consideration comprising (a) issuance of approximately 30.3 million shares of Synopsys common stock with an estimated fair value of $14.9 billion, and (b) issuance of approximately 0.1 million and 1.6 million of Synopsys options and Synopsys RSUs, respectively with an estimated fair value of $25.2 million and $172.6 million attributable to pre-combination services, respectively.

(b) Reflects the payment of $129.7 million of merger costs incurred or estimated to be incurred by Synopsys in connection with the merger, of which $13.5 million of merger costs were accrued on Synopsys’ unaudited condensed consolidated balance sheet as of January 31, 2025. This is a non-recurring item.

(c) Reflects the payment of $185.8 million of merger costs incurred or estimated to be incurred by Ansys in connection with the merger, of which $27.3 million of merger costs were accrued on Ansys’ audited consolidated balance sheet as of December 31, 2024. This is a non-recurring item.

(d) Represents the net adjustment to the estimated fair value of property and equipment of Ansys. Preliminary property and equipment fair values in the pro forma financial information are provided in the table below. The estimated fair values of real and personal property were determined using the cost approach. The depreciation expense related to these assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of income, as further described in Note 6(b).

	Approximate Fair Value	Estimated Useful Life
Property and equipment, net	(in thousands)	(in years)
Office furniture and equipment	$ 10,878	5
Computer hardware and software	53,586	3
Buildings and improvements	18,119	29
Leasehold improvements	15,628	6
Land	7,378	n/a
Site improvements	1,515	5
Total	$ 107,104
Eliminate historical Ansys property and equipment carrying value	89,646
Adjustment	$ 17,458

(e) Represents the preliminary estimate of goodwill based on the preliminary purchase price allocation.

(f) Represents the derecognition of accounts receivable, net, prepaid and other current assets, other long-term liabilities, accounts payable and accrued liabilities, and deferred revenue in the unaudited pro forma condensed combined balance sheets arising from pre-existing transactions between Ansys and Synopsys.

(g) Represents the net adjustment to the estimated fair value of intangible assets acquired in the merger. Preliminary identifiable intangible assets in the pro forma financial information are provided in the table below. The estimated fair values of developed software and core technologies, IPR&D, and trade names were determined using the relief from royalty method under the income approach. The estimated fair values of customer relationships and order backlog were determined using the multi-period excess earnings method under the income approach. The amortization related to these identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of income, as further described in Note 6(a). The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions.

	Approximate Fair Value	Estimated Useful Life
Intangible Assets	(in thousands)	(in years)
Developed software and core technologies	$ 6,400,000	8.8
Customer relationships	4,900,000	9
Order backlog	300,000	4
Trade names	950,000	23
IPR&D	30,000
Total	$ 12,580,000
Eliminate historical Ansys intangible assets carrying value	716,244
Adjustment	$ 11,863,756

(h) Represents the elimination of unamortized debt issuance costs of $0.8 million associated with Ansys’ unsecured term loan facility of $755.0 million, which will be paid off by Ansys at the closing of the merger, as further described in Note 5(i) below.

(i) Represents the elimination of outstanding principal balance and accrued interest related to Ansys’ unsecured term loan facility, which will be paid with cash on hand of Ansys at the closing of the merger.

(j) Represents the elimination of Ansys’ historical goodwill and equity balances.

(k) Represents the adjustment to Synopsys’ retained earnings to record a one-time post-combination expense of $1.2 million, comprising stock-based compensation expense associated with the assumed settlement of Ansys’ specified RSUs that are granted to non-employee directors. Because these awards will be settled at closing and require no further service, the entire post-combination portion of such awards is recognized as compensation expense immediately after the closing of the merger. This will be settled in cash for $0.6 million and the remaining fair value of $0.6 million by issuance of shares of Synopsys common stock.

(l) Represents the adjustment for the deferred tax liability balances associated with the incremental differences in the book and tax basis created from the preliminary purchase price allocation, net of Synopsys’ valuation allowance, primarily resulting from the closing date value of intangible assets. Deferred taxes are established based on a blended statutory tax rate based on jurisdictions where income is generated. The effective tax rate of Synopsys following the merger could be significantly different (either higher or lower) depending on post-acquisition activities, including repatriation decisions, cash needs and the geographical mix of income. This determination is preliminary and subject to change based upon the final determination of the fair value of the identifiable intangible assets and liabilities.

(m) Reflects a preliminary purchase accounting adjustment to record a $5.4 million unfavorable contractual lease balance when compared to market terms.

Note 6. Merger Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income

(a) Represents the adjustment to record elimination of historical amortization expense and recognition of new amortization expense related to acquired identifiable intangible assets based on the estimated fair value and the associated estimated useful life. Amortization expense is calculated based on the estimated fair value of each of the identifiable intangible assets and the associated estimated useful life as discussed in Note 5(g) above and is allocated between amortization of acquired intangible assets – cost of revenue and amortization of acquired intangible assets – operating expenses based on the nature of the intangible assets acquired. The amortization is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to adjustment as additional information becomes available.

The adjustment for the amortization of the identifiable intangible assets acquired is as follows:

	For the three months ended January 31, 2025		For the year ended October 31, 2024
	Cost of revenue	Operating expenses	Cost of revenue	Operating expenses
	(in thousands)		(in thousands)
Reversal of Ansys’ historical amortization expense	$ (21,801)	$ (5,623)	$ (87,345)	$ (24,039)
Amortization of acquired identifiable intangible assets	182,531	165,188	730,125	660,749
Total additional intangible asset amortization expense	$ 160,730	$ 159,565	$ 642,780	$ 636,710

(b) Represents the adjustment to record elimination of historical depreciation expense and recognition of new depreciation expense related to the property and equipment acquired based on the estimated fair value and the associated estimated useful life as of January 31, 2025. The depreciation of property and equipment is based on the estimated remaining useful lives of the assets as discussed in Note 5(d) above and is allocated between cost of revenue and operating expenses based on the nature of the tangible assets acquired. Depreciation expense is allocated among products, maintenance and service (referred to as M&S), research and development (referred to as R&D), sales and marketing (referred to as S&M), and general and administrative (referred to as G&A) based upon the nature of activities associated with the use of the property and equipment. Although the step-up in fair value of the assets generated additional depreciation expense, the useful lives of property and equipment, net, were conformed to the lives for the same major asset classes per Synopsys’ accounting policy resulting in a longer estimated useful lives and therefore, a decrease in depreciation expense for the pro forma periods presented.

	For the three months ended January 31, 2025					For the year ended October 31, 2024
	Cost of revenue		Operating expenses			Cost of revenue		Operating expenses
	Products	M&S	R&D	S&M	G&A	Products	M&S	R&D	S&M	G&A
	(in thousands)					(in thousands)
Reversal of Ansys’ historical depreciation expense	$ -	$ (790)	$ (3,199)	$ (2,854)	$ (1,269)	$ (19)	$ (2,965)	$ (11,842)	$ (10,316)	$ (4,662)
Depreciation of acquired property and equipment	4	543	2,169	1,890	854	14	2,172	8,677	7,558	3,416
Total increase (reduction) in depreciation expense	$ 4	$ (247)	$ (1,030)	$ (964)	$ (415)	$ (5)	$ (793)	$ (3,165)	$ (2,758)	$ (1,246)

(c) Represents the adjustment to record the elimination of historical Ansys stock-based compensation expense, recognition of new stock-based compensation expense for the post-combination portion of Ansys’ RSU’s.

Specified RSUs that are granted to non-employee directors will vest upon the change in control and be settled for $1.6 million in cash and $1.4 million in Synopsys common stock. The portion attributable to pre-combination services is $1.8 million and, accordingly, has been reflected as part of the purchase consideration. The remaining $1.2 million, which will be settled through a combination of cash and Synopsys common stock, will be recognized as post-combination expense immediately upon the closing of the merger, which includes $0.2 million relating to estimated excess in fair value of Synopsys common stock over the Ansys common stock.

Ansys’ RSUs that were issued to other employees and converted into approximately 1.6 million of Synopsys RSUs, with an estimated fair value of $779.2 million. Fair value has been estimated based upon the trading price of Synopsys common stock as of February 20, 2025. Synopsys RSUs will be subject to the same vesting terms and conditions applicable to the corresponding Ansys equity awards. The pre-combination portion of the Synopsys RSUs will get reflected as the purchase consideration and the post-combination portion of Synopsys’ RSUs will be recognized as stock-based compensation expense over the remaining vesting period. With respect to any Synopsys RSU that replaces an Ansys RSU that is an Ansys PSU, vesting will no longer be subject to the achievement of performance goals or metrics and will solely be based on providing continued service to Synopsys and its affiliates, including Ansys, through the end of the applicable performance period. Of the fair value of $779.2 million, $172.6 million relates to pre-combination services and is included in the purchase consideration. The remaining fair value of $606.6 million will be recognized as post-combination expense over the remaining vesting period which includes $41.8 million related to the estimated excess fair value of Synopsys RSUs over the Ansys RSUs.

Out of the $606.6 million attributable to post combination expense, $306.3 million was recognized in the year ended October 31, 2024, and $53.8 million was recognized in the three months ended January 31, 2025. The remaining $246.5 million will be recognized in subsequent periods.

The estimated excess fair value of $2.0 million attributable to Ansys options will be recognized as post-combination expense immediately upon closing of the merger.

The following table reflects the elimination of Ansys’ historical stock-based compensation expense, and the recognition of stock-based compensation expense based on the fair value of Synopsys RSUs. Stock-based compensation expense is allocated among M&S, G&A, S&M, and R&D is as follows:

	For the three months ended January 31, 2025				For the year ended October 31, 2024
	Cost of revenue	Operating expenses			Cost of revenue	Operating expenses
	M&S	R&D	S&M	G&A	M&S	R&D	S&M	G&A
	(in thousands)				(in thousands)
Post-combination stock-based compensation expense	$ 2,512	$ 16,946	$ 22,766	$ 8,222	$ 15,299	$ 100,905	$ 125,218	$ 42,210
Reversal of Ansys’ historical stock-based compensation expense	(2,340)	(15,784)	(21,206)	(7,658)	(13,811)	(91,094)	(113,043)	(38,106)
Excess fair value of the Synopsys awards over the Ansys awards	169	1,141	1,534	553	1,392	9,185	11,398	3,842
Total increase in stock-based compensation expense	$ 341	$ 2,303	$ 3,094	$ 1,117	$ 2,880	$ 18,996	$ 23,573	$ 7,946

(d) Represents the reversal of Ansys’ historical interest expense, including the amortization of debt issuance costs.

(e) A blended tax rate of approximately 23.4% has been assumed for the three months ended January 31, 2025 and for the year ended October 31, 2024 for all pro forma adjustments. The blended statutory tax rate is not necessarily indicative of the effective tax rate of Synopsys following the merger, which could be significantly different depending on post-acquisition activities, including repatriation decisions, cash needs and the geographical mix of income.

(f) Represents an adjustment to record amortization expense for all unfavorable contractual lease terms when compared to market.

(g) Reflects the total estimated merger costs for Synopsys to be recognized in the condensed combined statement of income for the year ended October 31, 2024. Merger costs of $116.2 million are expensed and reflected as if incurred on November 1, 2023, the date the merger is assumed to have been completed for the purposes of the unaudited pro forma condensed combined statements of income. This is a non-recurring item.

(h) Represents the elimination of revenue and expenses in the unaudited pro forma condensed combined statements of income arising from pre-existing transactions between Ansys and Synopsys.

Note 7. Financing Adjustments

a. Debt Obligations

Debt obligations and cash and cash equivalents have been adjusted for the following:

(in thousands)	Total
Borrowings under the debt financing	$ 10,000,000
Borrowings under the term loan credit agreement	4,300,000
Debt issuance costs related to debt financing (1)	(63,735)
Total Pro forma adjustments to cash	14,236,265
Reclass of unamortized portion of debt issuance cost related to term loan (2)	(9,195)
Total Pro forma adjustments to debt (3)	14,227,070
Pro forma adjustment to Current portion of long-term debt (4)	573,700
Pro forma adjustment to Long-term debt	13,653,370

(1) Reflects the expected debt issuance costs associated with the debt financing issued to fund the merger.

(2) As of January 31, 2025, unamortized debt issuance costs associated with the term loan credit agreement were $9.2 million. The unamortized portion of debt issuance costs will be reclassified from other long-term assets and netted against proceeds from the issuance of the new debt.

(3) Reflects the assumption of newly raised borrowings under the debt financing and term loan credit agreement with a total combined principal amount of $14.3 billion to be drawn upon by Synopsys to fund the merger and pay the merger costs, net of a total of $72.9 million unamortized debt issuance costs.

(4) The current portion of borrowings under the term loan credit agreement reflects a portion of the obligations that are expected to be prepaid utilizing the proceeds from the Optical Solutions Divestiture.

b. Prepayment of Term Loan

Synopsys expects to pay off a portion of borrowings assumed under the term loan credit agreement using the net proceeds from the Optical Solutions Divestiture as described in Note 8 below. The unaudited pro forma condensed combined balance sheet as of January 31, 2025 reflects the principal prepayment of $573.7 million related to the term loan. In addition, the pro forma adjustment also includes a write-off of unamortized debt issuance costs of $1.3 million, which is reflected as a reduction to retained earnings within equity on the unaudited pro forma condensed combined balance sheet as of January 31, 2025.

(in thousands)
Prepayment of term loan from Optical Solutions Divestiture proceeds	$ (573,700)
Write-off unamortized debt issuance costs	1,285
Net impact of prepayment of term loan	$ (572,415)

c. Unamortized commitment fees

As discussed in the Financing section above, pursuant to the issuance of debt financing, the Bridge Tranche 1 commitments of $10.6 billion under the debt commitment letter are expected to reduce in its entirety. As a result of the issuance, this adjustment represents the one-time write-off of $30.0 million related to the commitment fees and deferred financing costs on the Bridge Tranche 1 commitments under the debt commitment letter that were unamortized as of January 31, 2025.

d. Tax impact

Reflects the deferred tax impact resulting from the write-off unamortized debt issuance costs associated with the prepayment of term loans and Bridge Tranche 1 commitments based on the blended statutory tax rate.

e. Interest Expense

Represents an increase to interest expense of $0.2 billion and $0.8 billion for the three months ended January 31, 2025, and for the year ended October 31, 2024, respectively, which includes the following:

(in thousands)	For the three months ended January 31, 2025	For the year ended October 31, 2024
Interest on borrowings under the debt financing (1)	$ 135,860	$ 543,176
Interest on borrowings under the term loan credit agreement (2)	52,298	209,086
Write off unamortized costs associated with debt commitment letter (3)	-	29,970
Write off unamortized costs associated with prepayment of term loan (4)		1,285
Total pro forma interest expense adjustment	$ 188,158	$ 783,517

(1) Represents additional interest expense and amortization of debt issuance costs on the $10.0 billion of borrowings assumed under the debt financing using the effective interest rate method, with a blended interest rate equal to 5.4%.

The interest expense adjustment is based on the assumed $10.0 billion of debt issued at an assumed blended rate of 5.4% per annum. Difference in the actual amount of debt incurred from the assumption and changes in interest rates would affect the actual interest expense.

A sensitivity analysis on interest expense for the three months ended January 31, 2025 and the year ended October 31, 2024, has been performed to assess the effect of a hypothetical change of 12.5 basis points on the interest rate. The following table shows the impact of the hypothetical change in interest expense for the borrowings under the debt financing:

(in thousands)	For the three months ended January 31, 2025	For the year ended October 31, 2024
Increase of 0.125%	$ 3,120	$ 12,474
Decrease of 0.125%	$ (3,120)	$ (12,474)

(2) Represents additional interest expense and amortization of debt issuance costs on the $3.7 billion borrowings under the term loan credit agreement. The adjustment assumes the borrowings were obtained on November 1, 2023, in two tranches of $1.5 billion and $2.8 billion for two-year and three-year terms, respectively, with a subsequent principal prepayment of $573.7 million utilizing the proceeds from the Optical Solutions Divestiture, as discussed in Note 7(b). Interest expense is calculated using the effective interest rate method, with the weighted average rate equal to 5.6% and 5.7% for the two-year and three-year tranches, respectively.

A sensitivity analysis on interest expense for the three months ended January 31, 2025 and the year ended October 31, 2024, has been performed to assess the effect of a hypothetical change of 12.5 basis points on the interest rate. The following table shows the impact of the hypothetical change in interest expense for the borrowings under the term loan credit agreement:

(in thousands)	For the three months ended January 31, 2025	For the year ended October 31, 2024
Increase of 0.125%	$ 1,164	$ 4,655
Decrease of 0.125%	$ (1,164)	$ (4,655)

(3) Reflects the one-time write-off of unamortized commitment fees and deferred financing costs for the debt commitment letter commitments as a result of obtaining permanent financing pursuant to issuance of the debt financing replacing the debt commitment letter as discussed in Note 7(c).

(4) Reflects the one-time write-off of a portion of unamortized debt issuance costs of $1.3 million related to prepayment of $573.7 million term loan as discussed in Note 7(b).

f. Interest Income

Represents the partial derecognition of Synopsys’ and Ansys’ interest income earned on bank deposits amounting to $37.5 million for the three months ended January 31, 2025 and $78.6 million for the year ended October 31, 2024, respectively. The said portion of interest income, which is presented in interest and other income (expense), net, would not have been earned had the merger been completed on November 1, 2023.

Following the adjustment for the elimination of a portion of historical interest income and considering the reclassification adjustments as outlined in Note 3, the pro forma combined balance for interest and other income (expense), net comprises interest income, gains (losses) on assets related to deferred compensation plan, gain on sale of strategic investments, foreign currency exchange gains (losses) and other expenses, net.

Note 8. Divestiture Adjustments

Optical Solutions Divestiture-related adjustments are as follows:

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(a) Represents the elimination of assets and liabilities related to the Optical Solutions Divestiture and the recognition of gross proceeds of $583.8 million, which includes estimated working capital adjustments and contingent proceeds. Additionally, represents the pre-tax gain on sale of the business of approximately $580.8 million, which is reflected net of deferred income taxes of $130.0 million and the elimination of deferred tax liability of $24.3 million.

(b) Represents the settlement of approximately $10.1 million in obligations at close of the Optical Solutions Divestiture which includes approximately a) $4.9 million of accrued liabilities comprising $1.2 million of accrued payroll liabilities and $3.7 million of accrued bonuses and b) expected future employee compensation of $5.2 million that are reflected as an adjustment to retained earnings for $4.0 million, net of $1.2 million tax.

(c) Represents adjustment for certain outstanding equity awards issued to employees of the Optical Solutions Group that are subject to accelerated vesting as a result of the Optical Solutions Divestiture, net of tax.

Adjustments to Unaudited Pro Forma Condensed Combined Income Statement

(d) Represents the elimination of pre-tax historical revenue, cost of revenue and other expenses related to the Optical Solutions Divestiture within the unaudited pro forma condensed combined income statement for the three months ended January 31, 2025 and for the year ended October 31, 2024, respectively.

(e) Represents the pre-tax gain on sale from the Optical Solutions Divestiture within the unaudited pro forma condensed combined income statement for the year ended October 31, 2024. This is a non-recurring item.

(f) Represents one-time adjustment to record expected future employee compensation cost of $5.2 million within the unaudited pro forma condensed combined income statement for the year ended October 31, 2024.

(g) Represents one-time adjustment for certain outstanding equity awards issued to employees of the Optical Solutions Group that are subject to accelerated vesting as a result of the Optical Solutions Divestiture, net of tax within the unaudited pro forma condensed combined income statement for the year ended October 31, 2024.

(h) A blended tax rate of approximately 23.4% has been assumed for the three months ended January 31, 2025 and for the year ended October 31, 2024 for all pro forma adjustments related to the Optical Solutions Divestiture. The statutory tax rate is not necessarily indicative of the effective tax rate of Synopsys at the time of the Optical Solutions Divestiture.

Note 9. Earnings Per Share

Represents the pro forma basic net earnings per share attributable to common stock calculated using the historical basic weighted average shares of Synopsys common stock outstanding, adjusted for additional shares to be issued to holders of Ansys common stock and holders of Ansys equity awards to complete the merger. Pro forma diluted net earnings per share attributable to common stock is calculated using the historical diluted weighted average shares of Synopsys common stock outstanding, with consideration given to the potentially dilutive impact for the additional shares to be issued to holders of Ansys common stock and holders of Ansys equity awards, including the potential dilutive effect of the additional Synopsys RSUs and options to be issued in conjunction with the merger.

	For the three months ended January 31, 2025	For the year ended October 31, 2024
	(in thousands, except per share data)
Numerator:
Pro forma net income from continuing operations attributed to Synopsys	$142,811	713,025
Denominator:
Historical Synopsys weighted average shares outstanding (basic)	154,408	153,138
Shares of Synopsys common stock to be issued to Ansys stockholders pursuant to the merger agreement	30,262	30,262
Pro forma weighted average shares (basic)	184,670	183,400

Historical Synopsys weighted average shares outstanding (diluted)	156,189	155,944
Shares of Synopsys common stock to be issued to Ansys stockholders pursuant to the merger agreement	30,262	30,262
Dilutive impact of Synopsys’ options and RSUs to be issued to replace Ansys’ options, RSUs and PSUs	1,078	712
Pro forma weighted average shares (diluted)	187,529	186,918

Pro forma shares used in computing pro forma net income per share:
Basic	184,670	183,400
Diluted	187,529	186,918

Pro forma net income per share attributable to common stock:
Basic	$0.77	$3.89
Diluted	$0.76	$3.81